EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-106176 of OSI Systems, Inc. and subsidiaries on Form S-8 and in Registration No. 333-100791 and 333-101716 of OSI Systems, Inc. and subsidiaries on Form S-3 of our report dated September 25, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets”), appearing in this Annual Report on Form 10-K of OSI Systems, Inc. and subsidiaries for the year ended June 30, 2003.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

September 25, 2003